                                                        Exhibit 99.1

News Release

AGL Resources’ Jefferson Island Storage & Hub announces preliminary agreement toward expansion plans

ERATH, La. – August 19, 2009 - AGL Resources (NYSE: AGL) subsidiary Jefferson Island Storage & Hub, LLC (JISH) has negotiated a tentative agreement with the state of Louisiana that, subject to approval, would resolve the pending lawsuit between the parties over a disputed mineral lease.

A finalized agreement would enable Jefferson Island Storage & Hub to resume its plan to expand the existing natural gas storage facility. This tentative agreement was disclosed in an August 18 announcement of a public hearing on the subject to be held by the state Department of Natural Resources in Iberia Parish on September 24. The state Mineral Board must approve the agreement in order for it to be valid, and a decision could come as early as this fall. The parties also have jointly requested that the trial court delay the pending September 28 trial date while the parties work through this approval process.

“To resolve the pending lawsuit, the state of Louisiana and JISH have negotiated an operating agreement by which JISH will have the right to proceed with its efforts to mine salt and create new natural gas storage caverns below its existing surface lease,” said Dana Grams, president, Jefferson Island Storage & Hub, LLC.  “If the Mineral Board approves the settlement, we can resume the permitting process to ensure that our project satisfies all environmental, safety and other regulatory requirements.”

The JISH expansion is expected to result in significant economic benefits to the state and local economy during construction and on a continuing basis once the expansion is complete.

Salt dome storage is considered the safest means of storing natural gas by the U.S. Department of Energy, and there are more than 60 similar facilities along the Gulf Coast. The two existing JISH caverns have operated safely since 1994.

Located near the Henry Hub, the nation’s largest pricing point for natural gas delivery, JISH currently consists of two salt dome storage caverns with 7.5 billion cubic feet of working gas capacities, 720,000 MMbtu/day withdrawal capacities and 360,000 MMbtu/day injection capacities. JISH provides storage and hub services through direct connection to the Henry Hub via the Sabine Pipeline and eight other pipelines: Texas Gas Transmission, Columbia Gulf Transmission, Sea Robin Pipeline, Tennessee Gas Pipeline, Trunkline Gas Company, Gulf South Pipeline, NGPL and CrossTex Energy Pipeline.

About AGL Resources
AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a current 70-percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations regarding the future expansion of the JISH existing storage facility referenced in this press release are forward-looking statements. Our expectations are not guarantees and are based on currently available information. While we believe our expectations are reasonable in view of currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors – many beyond our control – that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, the approval process of the state of Louisiana’s Mineral Board, and changes and/or opposition to the preliminary settlement that the state of Louisiana’s Mineral Board may propose or express in response to the public hearing to be held on the proposed settlement or otherwise; political developments in Louisiana; the estimated economic benefits to Louisiana of the Jefferson Island project; the impact of changes in state and/or federal legislation and regulation; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; and other factors that are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

###

Contact:                 Alan Chapple
24-Hour Media Line: 1-866-757-6646
Office: 404-584-4095
Cell: 404-783-3011
achapple@aglresources.com